Exhibit 12

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
                                  VIRGINIA ELECTRIC AND POWER COMPANY
                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (thousands of dollars)


                                                                   Twelve Months Ended
                            ---------------------------------------------------------------------------------------------
                              Mar-98           Dec-97           Dec-96         Dec-95            Dec-94          Dec-93
                            ----------       ----------        ---------      ----------       ----------      ----------


Net Income                    $457,385         $469,114         $457,304        $432,844         $447,144        $509,051
Add: Income Taxes              246,824          249,293          243,993         228,785          225,647         257,217
                            ----------       ----------        ---------      ----------       ----------      ----------
Total Pretax Net Income       $704,209         $718,407         $701,297        $661,629         $672,791        $766,268
                            ==========       ==========        =========      ==========       ==========      ==========

Fixed Charges:
  Interest on Long-Term Debt  $302,051         $274,850         $287,928        $302,618         $291,864        $300,152
  Other Interest             inc. above          30,703           22,380          19,998            7,551          19,121
  Paid Distribution of
    Affiliate                   10,868           10,868           10,867           3,653
  Estimated Interest Factor
    of Rents Charged to
    Operating Expenses,
    Clearing & Other
    Accounts                     9,228            8,595            6,291           6,475            7,132           5,660
                            ----------       ----------        ---------      ----------       ----------      ----------
Total Fixed Charges           $322,147         $325,016         $327,466        $332,744         $306,547        $324,933
                            ==========       ==========        =========      ==========       ==========      ==========

Earnings as Defined         $1,026,356       $1,043,423       $1,028,763        $994,373         $979,338      $1,091,201
                            ==========       ==========        =========      ==========       ==========      ==========

Ratio of Earnings to
 Fixed Charges                    3.19             3.21             3.14            2.99             3.19            3.36
                            ==========       ==========        =========      ==========       ==========      ==========
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